UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

Templeton Global Income Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary proxy materials.

[ ]
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[TEMPLETON GLOBAL INCOME FUND LETTERHEAD]
IMPORTANT INFORMATION ABOUT YOUR FUND
April 1, 2022
Dear Shareholder:
I am writing with important information for shareholders of Templeton Global Income Fund (the “Fund”).  In the next few weeks, you will receive your Fund’s proxy statement and WHITE proxy card for the Fund’s 2022 Annual Shareholders’ Meeting.  I urge you to review the proposals in your Fund’s proxy statement and to promptly vote your shares by following the instructions on the Fund’s WHITE proxy card.
Your Fund is Under Attack by Saba
Please discard any GOLD proxy cards that you receive from Saba Capital Management, L.P. (“Saba”), even to withhold votes from Saba’s nominees or to vote against Saba’s proposal.  In addition, please do not give your vote over the phone to Saba’s proxy solicitor, InvestorCom.
I also want to warn you that Saba, an activist hedge fund manager, has filed a competing proxy statement.  Saba wants to:
•
Fire the Fund’s investment manager, Franklin Advisers, Inc. ( “Franklin”), by terminating the Fund’s investment management agreement (the “Agreement”), which would be detrimental to Fund shareholders by leaving Fund shareholders without an experienced and proven investment manager to manage your assets; and

•
Elect four handpicked dissident nominees who, if elected, would form a majority of your Fund’s Board together with the Saba nominees elected last year, and will likely replace Franklin with Saba as the new investment manager, even though Saba does not appear to have any significant relevant experience managing global bond funds.

Your Fund, by contrast:
•
Has nominated four well-qualified incumbent Trustees, who have overseen the Fund’s mandate for high current income and its improved performance, while approving actions to reduce the Fund’s discount to net asset value and provide liquidity to investors.

•	Has historically had strong performance as a result of Franklin’s many decades of expertise in managing global bond portfolios.
For these reasons, when you receive your Fund proxy materials, please promptly vote your shares by following the instructions on the Fund’s WHITE proxy card.
Please Help Your Fund by Returning Only the WHITE Proxy Card That You Receive
If you owned shares of the Fund on the record date, April 1, 2022, you should receive the Fund’s proxy materials and the WHITE proxy card in April.  Your Fund has retained AST Fund Solutions (“AST”) as its proxy solicitor.  If representatives of AST call you, they will clearly identify themselves as the Fund’s proxy solicitor.
Again, Please Do Not Return Any of Saba’s GOLD Proxy Cards That You May Receive or Give Your Vote to Saba’s Proxy Solicitor, InvestorCom, over the Phone
Thank you for your continued loyalty and support.

Sincerely,
/s/Rupert H. Johnson, Jr. Rupert H. Johnson, Jr. Chairman of the Board

ADDITIONAL INFORMATION:
The Fund intends to file its definitive proxy statement (the “2022 Proxy Statement”) for the 2022 Annual Shareholders’ Meeting (the “Annual Meeting”), together with its WHITE proxy card, with the U.S. Securities and Exchange Commission (SEC), and to begin mailing its proxy statement to shareholders in April, 2022.  The Fund’s WHITE proxy card can be used to elect the Fund’s four Trustee nominees and to vote on the proposal expected to be presented at the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND 2022 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THE FUND FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING ANNUAL MEETING.
Shareholders can obtain, free of charge, additional copies of the notice of Annual Meeting and 2022 Proxy Statement, including the WHITE proxy card, any amendments or supplements thereto and any other documents filed by the Fund with the SEC, when they become available, by (i) at the SEC’s website (http://www.sec.gov), (ii) writing the Fund at 300 S.E. 2nd Street, Fort Lauderdale, Florida 33301-1923, Attn: Fund Secretary, (iii) calling AST, the Fund’s proxy solicitor, at (866) 796-1291 on any business day or (iv) visiting the Fund’s Website at  https://vote.proxyonline.com/franklin/docs/gim2022.pdf.  Additional copies of the proxy materials will be delivered promptly upon request.
CERTAIN INFORMATION REGARDING PARTICIPANTS
The Fund, its directors and certain regular employees and officers of the Fund's investment manager, administrator, or any of their affiliates may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Annual Meeting. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent (1%) of the Fund’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2022 Proxy Statement and other materials to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in the Fund’s Certified Shareholder Report on Form N-CSR for the fiscal year ended December 31, 2021, filed with the SEC on February 28, 2022 (the “2022 N-CSR”). To the extent holdings of the Fund’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2022 N-CSR, such information has been or will be reflected on Statements of Ownership and Change in Ownership on Forms 3 and 4 filed with the SEC.